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                                                                   Exhibit 10.22


                              VIGNETTE CORPORATION
                        NOTICE OF RESTRICTED STOCK AWARD

You have been granted restricted shares of Common Stock of Vignette Corporation (the "Corporation") on the following terms:

Name:             Michael Crosno
Employee Id #:    002613

Restricted Stock Award Details:

Date of Grant:                         December 9, 2002
Vest Commencement Date:                December 2, 2002
First Vest Date:                       November 15, 2003
Amount of Restricted Stock Award:      500,000 shares

Vesting Schedule:

This Restricted Stock Award shall vest (a) with respect to the first 50% of the shares of Common Stock awarded on the First Vest Date and (b) with respect to an additional 12.5% of the shares of Common Stock awarded for each quarter of continuous service thereafter.

By your signature and the signature of the Corporation's representative below, you and the Corporation agree that your right to receive the shares are granted under and governed by the terms and conditions of the Restricted Stock Agreement, which is attached to and made a part of this document.

You further agree that the Corporation may deliver by email all documents relating to this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Corporation is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Corporation may deliver these documents by posting them on a web site maintained by the Corporation or by a third party under contract with the Corporation. If the Corporation posts these documents on a web site, it will notify you by email.

By your signature below, you agree to remit by your separate check the withholding taxes due upon each vesting date. You may also request that the Corporation withhold from the shares awarded to you a sufficient number of shares to cover the withholding taxes. Forms for requesting withholding of shares are available from the Corporation.

RECIPIENT:                             VIGNETTE CORPORATION

----------------------------------     By:
                                          -----------------------------------

                                       Name:
----------------------------------          ---------------------------------
Print Name
                                       Title:

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                              VIGNETTE CORPORATION
                           RESTRICTED STOCK AGREEMENT

Payment for         No payment is required for the shares of Common
Shares              Stock awarded, except for satisfying any withholding taxes that may be due as a result of this award or the vesting of the shares.

Vesting The shares of Common Stock awarded will vest in installments, as shown in the Notice of Restricted Stock Award. No additional shares vest after your service as an employee, consultant or director of the Corporation or a subsidiary of the Corporation ("Service") has terminated for any reason except as set forth below. It is intended that vesting in the shares is commensurate with a full-time work schedule. For possible adjustments that may be made by the Corporation, see the Section below entitled "Leaves of Absence and Part-Time Work."

Vesting Upon        The shares awarded hereunder shall vest in full if your
Termination         Service terminates because of death or Permanent Disability or because your Service is terminated by the Corporation without Cause or due to your Resignation for Good Reason.

                    For all purposes under this Agreement, "Cause" means material misconduct, material and repeated failure to perform duties assigned as determined by the Corporation's Board of Directors, any material breach of the Corporation's policies or of the Proprietary Inventions Agreement which remains uncured after 15 days from the date notice of such breach is provided to you or which cannot by its nature be cured, or any material act or omission involving moral turpitude.

                    For all purposes under this Agreement, "Resignation for Good Reason" shall mean resignation following 1) a change in your position which materially reduces your level of responsibility, 2) a relocation of your place of employment (Austin, Texas) by more than 50 miles without your consent or 3) a material (i.e., more than 10%) reduction in your level of compensation without your consent.

                    For all purposes under this Agreement, "Permanent Disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.


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Change in Control   In the event of a Change in Control, then the vesting of the shares of Common Stock Change in Control awarded hereunder will automatically accelerate and become fully vested immediately before the effective date of the Change in Control. However, the shares will not so accelerate if and to the extent the Corporation's right to repurchase unvested shares is, in connection with the Change in Control, assigned to the successor corporation (or its parent).

                    Change in Control is defined in the Corporation's 1999 Equity Incentive Plan.

Limitation on       This provision shall apply to you only if, on an after-tax
Acceleration        basis, you would receive more value under this Agreement
                    after the application of this provision than before the application of this provision. For this purpose, "after-tax basis" shall mean a calculation taking into account all federal and state income and excise taxes imposed on you, including (without limitation) the excise tax described in section 4999 of the Internal Revenue Code (the "Code"). If this provision is applicable, it shall supersede any conflicting provision of this Agreement.

                    All calculations required by this provision shall be performed by the independent auditors retained by the Corporation most recently prior to the Change in Control (the "Auditors"), based on information supplied by the Corporation and you, and shall be binding on the Corporation and you. All fees and expenses of the Auditors shall be paid by the Corporation.

                    A reduction in the acceleration resulting from application of the provisions of this Agreement relating to Change in Control shall be made if the Auditors determine that on an after-tax basis, the value of such acceleration would be greater after the application of such a reduction.

                    If a reduction is to be effected, it will be applied as follows: vesting shall not be accelerated with respect to one or more shares under this Agreement until the reduced number of shares would result in no portion of the compensation payable to you being subject to excise tax under Section 4999 of the Code; provided that you may request that other parachute payments to be made to you by the Company be reduced in lieu of a reduction in the acceleration under this Agreement, but no change in the timing of any payment or transfer shall be made without the Corporation's consent. Section 18 of the Corporation's 1999 Equity Incentive Plan does not apply to this award.

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Misconduct          "Misconduct" includes fraud, embezzlement, dishonesty or any unauthorized use or disclosure of confidential information or trade secrets of the Corporation or any parent or subsidiary or any other intentional misconduct adversely affecting the business or affairs of the Corporation or a parent or subsidiary of the Corporation.

Shares Restricted   Unvested shares will be considered "Restricted Shares." You may not sell, transfer, pledge or otherwise dispose of any Restricted Shares without the written consent of the Corporation, except as provided in this paragraph. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Corporation to be bound by all provisions of this Agreement.


Forfeiture          If your Service terminates for any reason, then your right to retain the shares awarded under this Agreement will be forfeited to the extent that you have not vested in shares before the termination date and do not vest as a result of the termination except as set forth above. You receive no payment for Restricted Shares that do not vest. The
                    Corporation determines when your Service terminates for this purpose.

Leaves of Absence   For purposes of this award, your Service does not terminate
and Part-Time       when you go on a military leave, a sick leave or another
Work                bona fide leave of absence, if the leave was approved by the
                    Corporation in writing. Your Service terminates when the approved leave ends, unless you immediately return to active work.

                    If you go on a leave of absence that lasts or is expected to last seven days or longer, then vesting will be suspended during the leave to the extent provided for in the Corporation's leave policy. Upon your return to active work, vesting will resume; however, unless otherwise provided in the Corporation's leave policy, you will not receive credit for any vesting during the period of your leave.

                    If you and the Corporation agree to a reduction in your scheduled work hours, then the Corporation reserves the right to modify the rate at which the shares vest, so that the rate of vesting is commensurate with your reduced work schedule. Any such adjustment shall be consistent with the Corporation's policies for part-time or reduced work schedules or shall be pursuant to the terms of an agreement between you and the Corporation pertaining to your reduced work schedule.

                    The Corporation shall not be required to adjust any vesting schedule pursuant to this subsection.

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Stock Certificates  The certificates for Restricted Shares shall be held in escrow by the Corporation or its agent. In addition to or in lieu of holding certificates in escrow, the Corporation may have stamped on them a special legend referring to the Corporation's right of repurchase. As your vested percentage increases, you may request (at reasonable intervals) that the Corporation release to you a certificate for your vested shares without a repurchase right legend.

Voting Rights       You may vote your shares even before they vest.

Withholding Taxes   No stock certificates will be released to you unless you
                    have made acceptable arrangements to pay any withholding taxes that may be due as a result of this award or the vesting of the shares. With the Corporation's consent, these arrangements may include (a) withholding shares of Corporation stock that otherwise would be issued to you when they vest or (b) surrendering shares that you previously acquired. The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Restrictions on     You agree not to sell any shares at a time when applicable
Resale              laws, regulations, Corporation trading policies (including the Corporation's Insider Trading Policy, a copy of which can be found on the Corporation's intranet) or an agreement between the Corporation and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Corporation may specify.

No Retention        Your award or this Agreement does not give you the right to
Rights              be employed or retained by the Corporation or a subsidiary of the Corporation in any capacity. The Corporation and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments         In the event of a stock split, a stock dividend or a similar change in Corporation stock, the number of Restricted Shares that will vest in any future installments will be adjusted accordingly.

Applicable Law      This Agreement will be interpreted and enforced with respect to issues of contract law under the laws of the State of Texas and with respect to issues of corporation law under the laws of the State of Delaware.

Other Agreements    This Agreement constitutes the entire understanding between you and the Corporation regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

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      BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE

                     TERMS AND CONDITIONS DESCRIBED ABOVE.

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